Exhibit 15.01

Deloitte & Touche LLP
City Place, 33rd Floor
Hartford, CT
USA

Tel: +1 860 725 3000
Fax: +1 860 725 3500
www.deloitte.com

May 17, 2019

The Board of Directors and Stockholders of

The Hartford Financial Services Group, Inc.

One Hartford Plaza

Hartford, CT 06155

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim condensed consolidated financial information of The Hartford Financial Services Group, Inc. and subsidiaries for the three-month periods ended March 31, 2019 and 2018, and have issued our report dated May 1, 2019. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which were included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, is being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP